Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 2, 2019, relating to the balance sheet of Health Sciences Acquisitions Corporation as of December 31, 2018, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from December 6, 2018 (inception) through December 31, 2018, appearing in the Registration Statement on Form S-1, File No. 333-248498.

WithumSmith+Brown, PC

New York, New York

September 1, 2020